EXHIBIT 10.12

                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement"), dated as of August 1st, 2003, is entered into between WARP TECHNOLOGY HOLDINGS, INC., a Nevada corporation having its principle executive offices at 535 West 34 Street, New York, New York 10001 (the "Corporation") and DR. DAVID M. MILCH, an individual having an address at 114 East 13th Street, New York, New York 10003 (the "Consultant").

                               W I T N E S E T H:
                                - - - - - - - - -

     WHEREAS, the Corporation desires to engage Consultant as a management consultant to the Corporation and to be assured of his services as such on the terms and conditions hereinafter set forth; and

     WHEREAS, Consultant is willing to accept such engagement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Corporation and Consultant hereby agree as follows:

1.   Engagement.

     (a) Subject to the terms and conditions set forth in this Agreement, the Corporation offers and the Consultant hereby accepts engagement as a management consultant to the Corporation effective as of August 1, 2003 (the "Engagement Date").

     (b) The Corporation hereby engages Consultant to act as an Executive Director, Office of the Chairman for the Corporation and to act as an advisor to the Board of Directors of the Corporation subject to the supervision and direction of the Chairman of the Board and Chief Executive Officer ("CEO") of the Corporation and the Board of Directors of the Corporation. Consultant shall render services akin to those of a senior executive of the Corporation and be responsible for advising the CEO of the Corporation on the operation of the Corporation's business and recent initiatives, together with such other responsibilities and duties consistent with his engagement and as may be designated from time to time by the Chairman of the Board and CEO of the Corporation or the Board of Directors of the Corporation, including participation in the overall development of the Corporation's business strategies. Consultant's duties shall be performed primarily in the New York, New York area but shall be subject to travel outside of such area as may be necessary for Consultant to perform his duties.

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     (c) Consultant shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Chairman of the Board and Chief Executive Officer and the Board of Directors of the Corporation. Consultant agrees to devote substantially all of his time and attention exclusively to the rendering of services hereunder.

2.   Term.

     The term of this Agreement shall commence on the Engagement Date stated in
Section 1(a) hereof and be on a month-to-month basis beginning on the first day of each month and continuing until terminated pursuant to the provisions of
Section 3 below.

3.   Termination.

     (a) This Agreement may be terminated with or without cause by either party upon thirty (30) days written notice to the other party. Such thirty (30) day period shall begin to toll on the first day of the month following the giving of such notice.

     (b) Upon the termination of this Agreement pursuant to this Section 3, the Consultant shall be entitled to the Base Compensation set forth in Section 4(a) of this Agreement through the date of termination as set forth in Section 3(a).

4.   Compensation.

     (a) During the Term of Consultants engagement hereunder, the Corporation shall cause Consultant to receive base compensation in the amount of Twenty Thousand ($20,000.00) Dollars per month, which base compensation shall be paid as follows: i) Ten Thousand ($10,000.00) Dollars per month in cash and ii) Ten Thousand ($10,000.00) Dollars per month accruing and payable in shares of restricted common stock of the Corporation at a per share conversion price equal to the best terms received by any bona fide investor in the Corporation during the period beginning at the Engagement Date and lasting until 180 days after the termination of this agreement. Such base compensation, as from time to time increased, is hereafter referred to as the "Base Compensation". Should the Corporation implement a Corporation wide salary reduction program applicable to its senior management, such salary reduction will apply to the cash component of Consultant's Base Compensation, and such reduction will be proportionately added to the restricted common stock component of the Base Compensation. The Base Compensation shall be payable in accordance with the present payroll practices of the Corporation. In addition, Consultant may receive such additional compensation (in the form of bonuses, etc.) that the Corporation's Board of Directors shall, in the exercise of its good faith and reasonable discretion, determine.

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     (b) In addition to the compensation described in Section 2(a) above, on the
Engagement Date identified in Section 1(a) above Consultant shall be issued 1,000,000 restricted shares of the Corporation's common stock (the "Compensation Stock") as a portion of his compensation for services rendered under this agreement. Consultant's ownership interest in the Compensation Stock shall vest in four monthly installments on the last day of the four successive months beginning with September 2003. The Compensation Stock shall vest as follows: 10% on September 30, 2003; 20% on October 31, 2003; 30% on November 30, 2003; and the remaining 40% on December 31, 2003. Each months vesting is subject to the successful execution of the WARP Business Plan for that month. In the event that the Board of Directors of the Corporation (the "Board") determines, in its sole discretion, that the WARP Business Plan has not been successfully executed for any given month, the monthly installment of Compensation Stock shall not vest for that month, and the monthly vesting schedule described above shall be pushed back one month. The Board must give Consultant notice, via e-mail or otherwise, of the Corporation's failure to execute the WARP Business Plan for such month within five (5) days of the end of that month, otherwise that months vesting installment shall vest in the Consultant immediately at the end of such fifth day.

     (c) To the extent it is able under the restrictions of the federal securities laws, and subject to a determination by the Board that such would not cause material harm to the Corporation, the Corporation agrees to provide Consultant at no cost any necessary opinion letter needed by Consultant to meet the resale requirements of Rule 144 under the federal securities laws as applicable to the Compensation Stock and the restricted common stock portion of the Base Compensation, or other restricted common stock of the Corporation owned by Consultant, once the one-year holding period for such common stock has expired.

5.   Expenses.

     Consultant shall be reimbursed for all reasonable travel, entertainment and other expenses incurred by him during the term of this Agreement where such expenses were incurred in furtherance of his duties to the Corporation under this agreement. Notwithstanding the above, any expenditures in excess of $500.00 must be pre-approved by the CEO or board of directors of the Corporation to qualify for reimbursement.

6.   Indemnification.

     The parties hereto each acknowledge and agree that they have entered into an Indemnification Agreement of even date herewith and that such Indemnification Agreement shall remain in full force and effect throughout the Term hereof and shall survive the termination of this Agreement.

7.   Intellectual Property Rights.

     All rights in inventions, designs and intellectual property (including without limitation patents, copyright, trade mark, registered designs, design rights and know-how) to which Consultant may become entitled by reason of

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activities in the course of his engagement shall vest automatically in the
Corporation and Consultant shall, at the request and expense of the Corporation, provide the Corporation with all information, drawings and documents requested by the Corporation and execute such documents and do such things as may be required by the Corporation to evidence such vesting. The provisions of this
Section 7 shall survive the termination of this Agreement.

8.   Non-Competition and Non-Disclosure.

     The parties hereto each acknowledge and agree that they have entered into a Non-compete, Non-disclosure Agreement and Assignment Agreement of even date herewith ("Non-Disclosure and Non-Competition Agreement") and that such Non-Disclosure and Non-Competition Agreement shall remain in full force and effect throughout the Term hereof and shall survive the termination of this Agreement. Consultant acknowledges that the provisions of the Non-Competition and Non-Disclosure Agreement are fair and reasonable and necessary to protect the good will and interest of the Corporation and its subsidiaries and shall constitute separate and severable undertakings given for the benefit of each of the Corporation and each subsidiary and may be enforced by the Corporation on behalf of any of them.

9.   Successors; Binding Agreement.

     (a) The Corporation will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Corporation, its successors and assigns, and by Consultant, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amount would still be payable to him hereunder if Consultant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to Consultant 's estate.

10.  Notice.

     For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopied (receipt acknowledged) or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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11.  Miscellaneous.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to, in writing, and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party acknowledges that the services to be rendered under this Agreement are unique and of extraordinary character, and in the event of a breach by either party of any of the terms of this Agreement, the other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of the terms and provisions hereunder, to enforce specific performance by the breaching party of its obligations hereunder and to enjoin the breaching party from acting in violation of this Agreement. Such remedies are in addition to those otherwise available at law or in equity to the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of New York (other than the choice of law principles thereof).

12.  Validity.

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.  Prior Agreement.

     Consultant represents, warrants and covenants that the execution, delivery and performance by Consultant of this Agreement, does not and will not contravene, conflict with or constitute a default under or violation of any law, regulation, judgment, decree, agreement, contract or other instrument binding upon or applicable to Consultant. Upon the effectiveness of this Agreement, all prior agreements between Consultant and the Corporation will be terminated and of no further force and effect, except for the Non-Competition and Non-Disclosure Agreement.


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         IN WITNESS WHEREOF, the Corporation and Consultant have executed and delivered this Consulting Agreement on the date first above written.


                                          WARP TECHNOLOGY HOLDINGS, INC.



                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                          CONSULTANT



                                          --------------------------------------
                                          Dr. David M. Milch